UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2019

VOLT INFORMATION SCIENCES, INC.

(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 Charles Lindbergh Boulevard, Suite 206, Uniondale, New York 11553

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (516) 228-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10	VISI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Paul Tomkins as Chief Financial Officer

On August 12, 2019, Paul Tomkins stepped down from his role as Senior Vice President and Chief Financial Officer of Volt Information Sciences, Inc. (the “Company”), to be effective as of August 23, 2019. There were no disagreements between Mr. Tomkins and the Company, and the parties are in the process of finalizing a separation agreement honoring the terms of Mr. Tomkins’ employment agreement.

Appointment of Herbert M. Mueller as Chief Financial Officer

In connection with Mr. Tomkins’ departure, the Board of Directors of the Company appointed Herbert M. Mueller as Senior Vice President and Chief Financial Officer of the Company, effective as of August 24, 2019.

Since August 2016, Mr. Mueller, age 62, has served as Chief Financial Officer and Executive Vice President of Resources Global Professionals (“RGP”), the operating subsidiary of Resources Connection, Inc. and a global provider of consulting services. From November 2013 to August 2016, Mr. Mueller served as Managing Director of a regional practice, where he focused on expanding consulting opportunities. Prior to that, Mr. Mueller served as Director of Client Services of RGP from January 2012 to November 2013. Mr. Mueller has significant experience in the areas of finance, accounting, business operations, and risk and compliance management.

Mr. Mueller does not have any family relationships with any of the Company’s directors or executive officers and has no direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Mueller and any other person pursuant to which he was appointed Senior Vice President and Chief Financial Officer of the Company.

In connection with Mr. Mueller’s appointment, the Company and Mr. Mueller entered into an employment agreement, effective as of August 24, 2019 (the “Employment Agreement”). The Employment Agreement provides for an annual base salary of $450,000 and a target annual bonus under the Company’s Annual Incentive Plan equal to 80% of his base salary, subject to achievement of applicable performance objectives. In connection with his hire, Mr. Mueller will receive an equity grant as a long-term incentive award, consisting of 50% time-based RSUs and 50% performance-based RSUs, with a total grant date value equal to $375,000. Mr. Mueller will also receive a one-time cash award of $250,000 to address certain compensation foregone from his previous employer, with 50% to be paid in July 2020 and the remaining 50% to be paid in December 2020, subject to Mr. Mueller’s continued employment with the Company on the applicable payment date.

If Mr. Mueller’s employment is terminated by the Company without “cause” or by Mr. Mueller for “good reason” (each as defined in the Employment Agreement), Mr. Mueller will be entitled to receive payment of (i) an amount equal to two-times his then-current base salary, payable in 24 equal monthly installments; (ii) a pro-rated portion of his annual incentive award payable in respect of the year of termination, based on actual achievement of performance goals; (iii) payment of any earned but unpaid annual bonus for the year prior to the year of termination; and (iv) certain costs associated with the continuation of medical benefits for 12 months following the termination date.

Mr. Mueller’s receipt of the severance benefits described above is subject to his execution of a valid release of claims and his compliance with certain non-solicitation, non-disparagement and confidentiality provisions.

The foregoing description of Mr. Mueller’s Employment Agreement is qualified by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 attached hereto and is incorporated herein by reference in its entirety into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.           Description

10.1       Employment Agreement by and between Volt Information Sciences, Inc. and Herbert M. Mueller, effective as of August 24, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volt Information Sciences, Inc.

Date: August 14, 2019	By:	/s/ Nancy Avedissian
Nancy Avedissian Senior Vice President, General Counsel and Corporate Secretary